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As filed with the Securities and Exchange Commission August 13, 2002, Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SAFENET, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	52-1287752
(State of other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

8029 Corporate Drive
Baltimore, MD 21236
(Address of Principal Executive Offices)(Zip Code)

SAFENET, INC. 2001 OMNIBUS STOCK PLAN
(FORMERLY 2000 NONQUALIFIED STOCK OPTION PLAN)

SAFENET, INC. EMPLOYEE STOCK PURCHASE PLAN
(Full titles of the plans)

Mr. Anthony A. Caputo
Chairman, Chief Executive Officer and President
SAFENET, INC.
8029 Corporate Drive
Baltimore, MD 21236
(410) 931-7500
(Name, address and telephone number of agent for service)

Copies to:

Elizabeth R. Hughes, Esq.
Venable, Baetjer and Howard, LLP
Two Hopkins Plaza
Baltimore, MD 21201
(410) 244-7608

Calculation of Registration Fee

Titles of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.01 par value	600,000 Shares(2)	$17.62	$10,572,000	$973

Common Stock, $.01 par value	200,000 Shares(3)	$17.62	$3,524,000	$324

(1)
This registration statement shall also cover pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), any additional shares of common stock that may become issuable in accordance with the provisions of the plans described herein as a result of any future stock split, stock dividend or similar adjustment of the Registrant's outstanding common stock that results in an increase in the number of shares of common stock outstanding.

(2)
Represents the number of shares of common stock being registered hereby that may be purchased upon exercise of stock options under the SafeNet, Inc. 2001 Omnibus Stock Plan as of the date hereof.

(3)
Represents the number of shares of common stock being registered hereby that may be purchased under the SafeNet, Inc. Employee Stock Purchase Plan as of the date hereof.

(4)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) based upon a price of $17.62 per share, which was the closing sale price as reported on the Nasdaq National Market System on August 9, 2002.

        SafeNet, Inc. (the "Company" or "Registrant"), registered 300,000 shares of its common stock for issuance under the SafeNet, Inc. 2001 Omnibus Stock Plan (formerly, the SafeNet, Inc. 2000 Nonqualified Stock Option Plan) (the "Plan") pursuant to a Registration Statement on Form S-8 that was filed with the Securities and Exchange Commission and became effective on August 4, 2000 (File No. 333-43062), which Registration Statement is incorporated herein by reference, registered an additional 500,000 shares of its common stock for issuance under the Plan pursuant to a Registration Statement on Form S-8 that was filed with the Securities and Exchange Commission and became effective on November 28, 2000 (File No. 333-50772), which Registration Statement is incorporated herein by reference, and registered an additional 600,000 shares of its common stock for issuance under the Plan pursuant to a Registration Statement on Form S-8 that was filed with the Securities and Exchange Commission and became effective on June 8, 2001 (File No. 333-62584), which Registration Statement is incorporated herein by reference

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed with the Securities and Exchange Commission ("SEC") are incorporated by reference in this Prospectus:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on March 18, 2002;

  •
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002, filed with the SEC on May 15, 2002;

  •
  Current Reports on Form 8-K filed with the SEC on March 18, 2002, May 22, 2002 and July 16, 2002; and

  •
  The description of our common stock contained in the Form 8-A Registration Statement filed with the SEC on September 16, 1992 and any amendment or report filed for the purpose of updating those descriptions.

        All reports and other documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        Not Applicable.

Item 6. Indemnification of Directors and Officers.

        The Registrant is organized under the laws of the State of Delaware. The Registrant's Certificate of Incorporation, as amended and restated, provides that it shall indemnify its current and former directors, officers, employees and agents against any and all liabilities and expenses incurred in connection with their services in those capacities to the maximum extent permitted by Delaware law.

        The Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation has the power generally to indemnify its current and former directors, officers, employees and other agents (each, a "Corporate Agent") against expenses and liabilities (including amounts paid in settlement) in connection with any proceeding involving such person by reason of his being a Corporate Agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful.

        In the case of an action brought by or in the right of the corporation, indemnification of a Corporate Agent is permitted if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification.

        To the extent that a Corporate Agent has been successful on the merits or otherwise in the defense of such proceeding, whether or not by or in the right of the corporation, or in the defense of any claim, issue or matter therein, the corporation is required to indemnify such person for expenses in connection therewith. Under the DGCL, the corporation may advance expenses incurred by a Corporate Agent in connection with a proceeding, provided that the Corporate Agent undertakes to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification.

        The power to indemnify and advance the expenses under the DGCL does not exclude other rights to which a Corporate Agent may be entitled to under the Certificate of Incorporation, by laws, agreement, vote of stockholders or disinterested directors or otherwise.

        The Registrant has also obtained insurance policies that provide coverage for its directors and officers in certain situations, including some situations where the Registrant cannot directly indemnify the directors or officers under Delaware law.

        The purpose of these provisions is to assist the Registrant in retaining qualified individuals to serve as its directors, officers, employees and agents by limiting their exposure to personal liability for serving as such.

        Further, the Certificate of Incorporation contains provisions to eliminate the liability of the Registrant's directors to the Registrant or its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL, as amended from time to time.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, is permitted to directors, officers or controlling persons of the Registrant, pursuant to the above mentioned laws or otherwise, the Registrant understands that the Securities and Exchange Commission is of the opinion that such indemnification may contravene federal public policy, as expressed in said Act, and therefore, may be unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any director, officer or a controlling person of the Company, and the Commission is still of the same opinion, the Registrant (except insofar as such claim seeks reimbursement by the Registrant of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by counsel for the Registrant to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

4.1	Specimen of Common Stock Certificate of Registrant(1)
4.2	Restated Certificate of Incorporation of Registrant(2)
4.3	By-laws of Registrant(1)
4.4	SafeNet, Inc. 2001 Omnibus Stock Plan(3)
4.5	SafeNet, Inc. Employee Stock Purchase Plan(3)
5	Opinion of Counsel as to the legality of securities being registered
15	None
23A	Consent of Venable, Baetjer and Howard, LLP Counsel to the Company (included in Exhibit 5)
23B	Consent of KPMG, LLP, Independent Auditors
23C	Consent of Ernst & Young LLP, Independent Auditors
23D	Consent of Ernst & Young Accountants, Independent Auditors
24	Power of Attorney—See signature page
28	None

(1)
Filed as an exhibit to the Registration Statement on Form S-18 (File No. 33-28673) of the Registrant and incorporated herein by reference.

(2)
Filed as an exhibit to the Definitive Proxy Statement on Schedule 14A for the 2001 Annual Meeting of Stockholders (File No. 00-20634) with the SEC on March 20, 2001 and incorporated herein by reference.

(3)
Filed as an exhibit to the Definitive Proxy Statement on Schedule 14A for the 2002 Annual Meeting of Stockholders (File No. 00-20634) with the SEC on June 4, 2002 and incorporated herein by reference.

Item 17. Undertakings

        The undersigned Registrant hereby undertakes:

        (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any charge provision, by-law contract, arrangements statute, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized at Baltimore, Maryland on the 9th day of August, 2002.

SAFENET, INC.
By:	/s/ ANTHONY A. CAPUTO ANTHONY A. CAPUTO, Chairman, President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENT, that each of the undersigned whose signature appears below constitutes and appoints Anthony A. Caputo and Carole D. Argo, and each of them (with full power of each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and on his behalf, and in his name, place and stead, in any and all capacities to execute and sign any and all amendments or post-effective amendments to this registration statement, or subsequent registration statements related to the shares registered hereby and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ ANTHONY A. CAPUTO ANTHONY A. CAPUTO	Chairman, President and Chief Executive Officer (Principal Executive Officer)	August 9, 2002
/s/ CAROLE D. ARGO CAROLE D. ARGO	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 9, 2002
/s/ THOMAS A. BROOKS THOMAS A. BROOKS	Director	August 9, 2002
/s/ ANDREW E. CLARK ANDREW E. CLARK	Director	August 9, 2002
/s/ SHELLEY A. HARRISON SHELLEY A. HARRISON	Director	August 9, 2002
/s/ IRA A HUNT, JR. IRA A. HUNT, JR.	Director	August 9, 2002
/s/ BRUCE R. THAW BRUCE R. THAW	Director	August 9, 2002

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES